Exhibit 99

FOR IMMEDIATE RELEASE DATE: AUGUST 16, 2012	CONTACT: BOB READY OR RON STOWELL (513) 793-3200

LSI INDUSTRIES INC. REPORTS OPERATING RESULTS
FOR THE FOURTH QUARTER AND YEAR ENDED JUNE 30, 2012, AND
DECLARES REGULAR QUARTERLY CASH DIVIDEND

Cincinnati, OH; August 16, 2012 – LSI Industries Inc. (NASDAQ:  LYTS) today:

•	reported fourth quarter net sales of $71,196,000, a decrease of 4% as compared to $74,217,000 in the same period of the prior fiscal year;

•	reported fourth quarter net income of $1,505,000 or $0.06 per share as compared to $1,497,000 or $0.06 per share for the same period of the prior fiscal year;

•	reported fiscal 2012 net sales of $268,402,000, a decrease of 9% as compared to $293,501,000 in fiscal 2011;

•	reported fiscal 2012 net income of $3,224,000 or $0.13 per share as compared to $10,828,000 or $0.44 per share in fiscal 2011; and

•	declared a regular quarterly cash dividend of $0.06 per share payable September 4, 2012 to shareholders of record August 28, 2012.

Financial Highlights
(In thousands, except per
share data; unaudited)

	Three Months Ended June 30			Year Ended June 30
	2012	2011	% Change	2012	2011	% Change
Net Sales	$71,196	$74,217	(4)%	$268,402	$293,501	(9)%

Operating Income	$2,840	$2,550	11%	$6,331	$16,304	(61)%

Net Income	$1,505	$1,497	1%	$3,224	$10,828	(70)%

Earnings Per Share (diluted)	$0.06	$0.06	--	$0.13	$0.44	(70)%

	6/30/12	6/30/11
Working Capital	$83,702	$84,524
Total Assets	$175,226	$176,021
Long-Term Debt	$--	$1,064
Shareholders’ Equity	$149,368	$151,218

LSI Industries Inc. Fiscal 2012 Results
August 16, 2012

Fourth Quarter Fiscal 2012 Results

Net sales in the fourth quarter of fiscal 2012 were $71,196,000, a decrease of 4% as compared to last year’s fourth quarter net sales of $74,217,000.  Lighting Segment net sales decreased 8.6% to $50,199,000 with sales to national accounts and niche markets increasing 0.6%, sales to the Commercial / Industrial lighting market decreasing 13.4%, sales related to LED video screens of $306,000 increasing significantly, and lighting sales to the international markets decreasing 36.4%.  In the other reportable business segments, Graphics Segment net sales increased 18.0% to $12,612,000, Electronic Components Segment net sales decreased 2.0% to $5,287,000 and net sales of the All Other Category decreased 3.2% to $3,098,000.  Fiscal 2012 fourth quarter net income of $1,505,000, or $0.06 per share, compares to fiscal 2011 fourth quarter net income of $1,497,000 or $0.06 per share.  Earnings per share represents diluted earnings per share.

Fiscal 2012 Results

Net sales in fiscal 2012 were $268,402,000, a decrease of 8.6% as compared to net sales in fiscal 2011 of $293,501,000.  Lighting Segment net sales increased 1.0% to $199,610,000 with sales to national accounts and niche markets increasing 6.2%, sales to the Commercial / Industrial lighting market decreasing 4.9%, sales related to LED video screens of $1,879,000 increasing 74%, and lighting sales to the international markets increasing 1.8%.  In the other reportable business segments, Graphics Segment net sales decreased 37.2% to $42,131,000, Electronic Components Segment net sales decreased 13.7% to $18,515,000 and net sales of the All Other Category increased 10.9% to $8,146,000.  A 7-Eleven program to install LED lighting and signage throughout its retail store system accounted for $40.0 million of net sales in fiscal 2011.  This program was completed in the second quarter of fiscal 2011.  Net sales to 7-Eleven in fiscal 2012 were significantly less than the prior year, down by $23.8 million in the Graphics Segment and down by $9.7 million in the Lighting Segment.  Fiscal 2012 net income of $3,224,000, or $0.13 per share, compares to fiscal 2011 net income of $10,828,000 or $0.44 per share.  In the third quarter of fiscal 2012, the Company acquired a lighting controls company, LSI Virticus, which reported a fiscal 2012 operating loss of $777,000 on net sales of $71,000.  In fiscal 2012, the Company recorded a pre-tax non-cash goodwill impairment expense of $258,000, as well as pre-tax expense of $610,000 related to acquisition deal costs and related expenses as well as fair value inventory adjustments, but had no corresponding expenses in fiscal 2011.  Earnings per share represents diluted earnings per share.

Balance Sheet

The balance sheet at June 30, 2012 included current assets of $106.6 million, current liabilities of $22.9 million and working capital of $83.7 million, which includes cash of $15.3 million.  The current ratio was 4.7 to 1.  The Company has shareholders’ equity of $149.4 million, no long-term debt, and has borrowing capacity on its commercial bank facilities as of June 30, 2012 of $35 million.  With continued strong cash flow, a sound and conservatively capitalized balance sheet, and $35 million in credit facilities, LSI Industries believes its financial condition is sound and capable of supporting the Company’s planned growth, including acquisitions.

LSI Industries Inc. Fiscal 2012 Results
August 16, 2012

Cash Dividend Actions

The Board of Directors declared a regular quarterly cash dividend of $0.06 per share payable September 4, 2012 to shareholders of record as of August 28, 2012.  The indicated annual cash dividend rate for fiscal 2012 is $0.24 per share.  The declaration and amount of any cash and stock dividends will be determined by the Board of Directors in its discretion based upon its evaluation of earnings, cash flow requirements and future business developments and opportunities, including acquisitions.

Company Comments

Robert J. Ready, Chief Executive Officer, commented "I believe that fiscal 2012 will prove to be a transition year leading to stronger operating performance in fiscal 2013.  In particular, our Graphics operations are likely to contribute significantly higher sales and move from operating losses to operating profits.  This business unit is experiencing greater national account activity, is expected to have a good year, and is poised for long-term growth.  On the Lighting side, we will benefit in fiscal 2013 from having the ability to couple control system technology (through our recent Virticus acquisition) with advanced lighting systems.  Our leading position in solid-state lighting fits well with our recently acquired capabilities of integrated lighting control.  Taken as a whole, I believe LSI Industries' two major components, Lighting and Graphics, are both likely to show growth in sales and profits during fiscal 2013 and beyond.

"We finished fiscal 2012 with a solid financial position and a strong balance sheet.  As shareholders know, maintaining a sound and conservatively capitalized financial position has always been and will continue to be a hallmark of LSI Industries.

"The Board of Directors accepted management's recommendation to set the annual fiscal 2013 cash dividend rate at $0.24 per share, unchanged from the prior year.  We have paid regular cash dividends since 1989.

"I look forward to reporting our progress to you as fiscal 2013 unfolds."

Non-GAAP Financial Measures

This press release includes adjustments to the GAAP net income for the twelve months ended June 30, 2012.  Adjusted net income and earnings per share, which excludes the impact of a goodwill impairment and the LSI Virticus acquisition deal costs and related expenses, are non-GAAP financial measures.  We believe that it is useful as a supplemental measure in assessing the operating performance of our business.  This measure is used by our management, including our chief operating decision maker, to evaluate business results.  We exclude these non-recurring items because they are not representative of the ongoing results of operations of our business.  Below is a reconciliation of this non-GAAP measurement to the net income reported for the period indicated.

LSI Industries Inc. Fiscal 2012 Results
August 16, 2012

 (in thousands, except per share data; unaudited)

	Full Year
	FY 2012	Diluted EPS	FY 2011	Diluted EPS
Reconciliation of net income to adjusted net income:

Net income as reported	$3,224	$0.13	$10,828	$0.44

Adjustment for goodwill impairment, inclusive of the income tax effect	258	0.01

Adjustment for the acquisition deal costs, related expenses, and acquisition-related fair value inventory adjustment, inclusive of the income tax effect	373	0.02	--	--

Adjusted net income and earnings per share	$3,855	$0.16	$10,828	$0.44

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995

This document contains certain forward-looking statements that are subject to numerous assumptions, risks or uncertainties.  The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements.  Forward-looking statements may be identified by words such as “estimates,” “anticipates,” “projects,” “plans,” “expects,” “intends,” “believes,” “seeks,” “may,” “will,” “should” or the negative versions of those words and similar expressions, and by the context in which they are used.  Such statements, whether expressed or implied, are based upon current expectations of the Company and speak only as of the date made.  Actual results could differ materially from those contained in or implied by such forward-looking statements as a result of a variety of risks and uncertainties over which the Company may have no control.  These risks and uncertainties include, but are not limited to, the impact of competitive products and services, product demand and market acceptance risks, potential costs associated with litigation and regulatory compliance, reliance on key customers, financial difficulties experienced by customers, the cyclical and seasonal nature of our business, the adequacy of reserves and allowances for doubtful accounts, fluctuations in operating results or costs whether as a result of uncertainties inherent in tax and accounting matters or otherwise, unexpected difficulties in integrating acquired businesses, the ability to retain key employees of acquired businesses, unfavorable economic and market conditions, and the results of asset impairment assessments.  You are cautioned to not place undue reliance on these forward-looking statements.  In addition to the factors described in this paragraph, the risk factors identified in our Form 10-K and other filings the Company may make with the SEC constitute risks and uncertainties that may affect the financial performance of the Company and are incorporated herein by reference.  The Company does not undertake and hereby disclaims any duty to update any forward-looking statements to reflect subsequent events or circumstances.

LSI Industries Inc. Fiscal 2012 Results
August 16, 2012

About the Company

Leadership.  Strength.  Innovation.  Those are the key values behind the smart vision upon which LSI Industries Inc. was founded when established in 1976.  Today LSI demonstrates this in our dedication to advancing technology throughout all aspects of our business. We are a vertically integrated manufacturer who combines integrated technology, design and manufacturing to produce the most efficient, high quality products possible.  Everything we build is done right here in one of our US plants.

We are committed to advancing solid-state technology to make affordable, high performance, energy efficient lighting and custom graphic products that bring value to our customers.  We have a vast offering of innovative solutions for virtually any lighting or graphics application.  Further, we can provide design support, engineering, installation and project management for custom graphics rollout programs for today’s retail environment.

LSI is a U.S. manufacturer with marketing / sales efforts throughout the world with concentration currently on North America, Latin America, Australia, New Zealand, Asia, Europe and the Middle East.  Our major markets include the commercial / industrial lighting, petroleum / convenience store, multi-site retail (including automobile dealerships, restaurants and national retail accounts), sports and entertainment markets.  Headquartered in Cincinnati, Ohio, LSI has facilities in Ohio, New York, North Carolina, Kansas, Kentucky, Oregon, Rhode Island, Texas and Montreal, Canada.  The Company’s common shares are traded on the NASDAQ Global Select Market under the symbol LYTS.

For further information, contact either Bob Ready, Chief Executive Officer, or Ron Stowell, Vice President, Chief Financial Officer, and Treasurer at (513) 793-3200.

Additional note:    Today’s news release, along with past releases from LSI Industries, is available on the Company’s internet site at www.lsi-industries.com or by email or fax, by calling the Investor Relations Department at (513) 793-3200.

LSI Industries Inc. Fiscal 2012 Results
August 16, 2012

Condensed Consolidated Income Statements

 (in thousands, except per
 share data; unaudited)

	Three Months Ended June 30		Year Ended June 30
	2012	2011	2012	2011
Net sales	$71,196	$74,217	$268,402	$293,501

Cost of products and services sold	54,589	57,465	208,089	221,156

Gross profit	16,607	16,752	60,313	72,345

Selling and administrative expenses	13,767	14,202	53,982	56,041

Operating income	2,840	2,550	6,331	16,304

Interest expense, net	32	66	140	137

Income before income taxes	2,808	2,484	6,191	16,167

Income tax expense	1,303	987	2,967	5,339

Net income	$1,505	$1,497	$3,224	$10,828

Income per common share
Basic	$0.06	$0.06	$0.13	$0.45
Diluted	$0.06	$0.06	$0.13	$0.44

Weighted average common shares outstanding
Basic	24,302	24,293	24,298	24,287
Diluted	24,357	24,366	24,352	24,339

Condensed Consolidated Balance Sheets
 (in thousands, unaudited)

	June 30, 2012	June 30, 2011
Current Assets	$106,623	$106,100
Property, Plant and Equipment, net	42,526	44,284
Other Assets	26,077	25,637
	$175,226	$176,021

Current Liabilities	$22,921	$21,576
Long-Term Debt	--	1,064
Other Long-Term Liabilities	2,937	2,163
Shareholders’ Equity	149,368	151,218
	$175,226	$176,021